Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports a 12% Increase in Net Interest Income and Organic Loan Growth of 4%

Warsaw, Indiana (April 25, 2025) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported net income of $20.1 million for the three months ended March 31, 2025, which represents a decrease of $3.3 million, or 14%, compared with net income of $23.4 million for the three months ended March 31, 2024. Diluted earnings per share were $0.78 for the first quarter of 2025 and decreased $0.13, or 14%, compared to $0.91 for the first quarter of 2024. On a linked quarter basis, net income decreased $4.1 million, or 17%, to $24.2 million. Diluted earnings per share decreased $0.16, or 17%, from $0.94 on a linked quarter basis.

Pretax pre-provision earnings, which is a non-GAAP measure, were $31.0 million for the three months ended March 31, 2025, an increase of $1.7 million, or 6%, compared to $29.3 million for the three months ended March 31, 2024.

"Our first quarter results are highlighted by double digit growth in net interest income and strong net interest margin expansion," stated David M. Findlay, Chairman and CEO. "Further, we continued to experience healthy loan growth that was funded with equally positive deposit growth. The Lake City Bank team delivered encouraging operating results in the quarter."

Quarterly Financial Performance

First Quarter 2025 versus First Quarter 2024 highlights:
•Tangible book value per share grew by $1.80, or 7%, to $26.85
•Average loans grew by $214.9 million, or 4%, to $5.19 billion
•Core deposits grew by $402.5 million, or 7%, to $5.83 billion
•Net interest margin improved 25 basis points to 3.40% versus 3.15%
•Net interest income increased by $5.5 million, or 12%
•Revenue grew by 6% from $60.0 million to $63.8 million
•Provision expense of $6.8 million, compared to $1.5 million
•Watch list loans as a percentage of total loans increased to 4.13% from 3.67%
•Pretax, pre-provision earnings increased by $1.7 million, or 6%
•Common equity tier 1 capital improved to 14.51%, compared to 14.21%
•Tangible capital ratio improved to 10.09%, compared to 9.80%
•Average equity increased by $51.0 million, or 8%

First Quarter 2025 versus Fourth Quarter 2024 highlights:
•Tangible book value per share grew by $0.38, or 1%, to $26.85
•Average loans grew by $99.3 million, or 2%, to $5.19 billion
•Net interest margin improved 15 basis points to 3.40% versus 3.25%
•Net interest income increased by $1.2 million, or 2%
•Provision expense of $6.8 million, compared to $3.7 million
•Watch list loans as a percentage of total loans remained at 4.13%
•Pretax, pre-provision earnings decreased $1.9 million, or 6%
•Common equity tier 1 capital of 14.51%, compared to 14.64%
•Tangible capital ratio of 10.09%, compared to 10.19%

Capital Strength

The company’s total capital as a percentage of risk-weighted assets improved to 15.77% at March 31, 2025, compared to 15.46% at March 31, 2024, and down from 15.90% at December 31, 2024. These capital levels significantly exceeded the 10.00% regulatory threshold required to be characterized as "well capitalized" and reflect the company's robust capital base.

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, improved to 10.09% at March 31, 2025, compared to 9.80% at March 31, 2024, and down from 10.19% at December 31, 2024. Unrealized losses from available-for-sale investment securities were $188.3 million at March 31, 2025, compared to $189.9 million at March 31, 2024 and $191.1 million at December 31, 2024. Excluding the impact of accumulated other comprehensive income (loss) on tangible common equity and tangible assets, the company’s ratio of adjusted tangible common equity to adjusted tangible assets, a non-GAAP financial measure, improved to 12.19% at March 31, 2025, compared to 12.03% at March 31, 2024, and down from 12.37% at December 31, 2024.

As announced on April 8, 2025, the board of directors approved a cash dividend for the first quarter of $0.50 per share, payable on May 5, 2025, to shareholders of record as of April 25, 2025. The first quarter dividend per share represents a 4% increase from the $0.48 dividend per share paid for the first quarter of 2024. The board of directors also reauthorized and extended the company's share repurchase program through April 30, 2027 with remaining aggregate purchase price authority of $30.0 million. The company anticipates activating the share repurchase program during the second quarter of 2025.

Kristin L. Pruitt, President, commented "We believe that the recent stock price performance, driven by the impact of tariff activity, provides us with an opportunity to return capital to shareholders at attractive prices through our repurchase plan. Further, our strong capital levels continue to provide capacity for organic loan growth in our Indiana markets. Our capital position also supports our continued growth in the dividend paid to shareholders."

Loan Portfolio

Average total loans of $5.19 billion in the first quarter of 2025 increased $214.9 million, or 4%, from $4.97 billion for the first quarter of 2024, and increased $99.3 million, or 2%, from $5.09 billion for the fourth quarter of 2024. Total loans, net of deferred loan fees, increased by $224.8 million, or 4%, from $5.00 billion as of March 31, 2024, to $5.23 billion as of March 31, 2025. The increase in loans occurred across much of the portfolio with our commercial real estate and multi-family residential loan portfolio growing by $143.4 million, or 6%, our commercial and industrial loan portfolio growing by $46.3 million, or 3%, our consumer 1-4 family mortgage loans portfolio growing by $39.7 million, or 9%, and our agri-business and agricultural loan portfolio growing by $15.9 million, or 4%. These increases were offset by a decrease to other commercial loans of $25.4 million, or 21%. On a linked quarter basis, total loans, net of deferred loan fees, increased by $104.9 million, or 2%, from $5.12 billion at December 31, 2024. The linked quarter increase was primarily a result of growth in total commercial and industrial loans of $72.7 million, or 5%, growth in total commercial real estate and multi-family residential loans of $28.3 million, or 1%, and growth in our consumer 1-4 family mortgage loans portfolio of $10.0 million, or 2%.

Commercial loan originations for the first quarter included approximately $365.0 million in loan originations, offset by approximately $268.0 million in commercial loan pay downs. Line of credit usage increased to 43% as of March 31, 2025, compared to 39% at March 31, 2024 and 41% as of December 31, 2024. Total available lines of credit contracted by $153.0 million, or 3%, as compared to a year ago, and line usage increased by $122.0 million, or 7%, over that period. The company has limited exposure to commercial office space borrowers, all of which are in the bank’s Indiana markets. Loans totaling $100.6 million for this sector represented 2% of total loans at March 31, 2025, a decrease of $1.1 million, or 1%, from December 31, 2024. Commercial real estate loans secured by multi-family residential properties and secured by non-farm non-residential properties were approximately 214% of total risk-based capital at March 31, 2025.

"We are encouraged by the continued organic loan growth during the quarter. In particular, we are pleased to see the upward trend in commercial line utilization, which reached 43% in the first quarter compared to 39% a year ago. Commercial and Industrial loan growth was a highlight this quarter and positively impacted our commercial line utilization," added Findlay. "Linked quarter loan growth was largely driven by expansion in working capital lines of credit loans and construction and land development loans."

Diversified Deposit Base

The bank's diversified deposit base has grown on a year over year basis and on a linked quarter basis.

DEPOSIT DETAIL
(unaudited, in thousands)

	March 31, 2025		December 31, 2024		March 31, 2024
Retail	$1,787,992	30.0%	$1,780,726	30.2%	$1,770,007	31.5%
Commercial	2,336,910	39.2	2,269,049	38.4	2,117,536	37.7
Public funds	1,709,883	28.7	1,809,631	30.7	1,544,775	27.5
Core deposits	5,834,785	97.9	5,859,406	99.3	5,432,318	96.7
Brokered deposits	125,409	2.1	41,560	0.7	185,767	3.3
Total	$5,960,194	100.0%	$5,900,966	100.0%	$5,618,085	100.0%

Total deposits increased $342.1 million, or 6%, from $5.62 billion as of March 31, 2024, to $5.96 billion as of March 31, 2025. The increase in total deposits was driven by an increase in core deposits (which excludes brokered deposits) of $402.5 million, or 7%. Total core deposits at March 31, 2025 were $5.83 billion and represented 98% of total deposits, as compared to $5.43 billion and 97% of total deposits at March 31, 2024. Brokered deposits were $125.4 million, or 2% of total deposits, at March 31, 2025, compared to $185.8 million, or 3% of total deposits, at March 31, 2024.

The increase in core deposits since March 31, 2024, reflects growth in all three core deposit components. Commercial deposits grew annually by $219.4 million, or 10%, to $2.34 billion. Commercial deposits as a percentage of total deposits expanded to 39%, up from 38%. Public funds deposits grew annually by $165.1 million, or 11%, to $1.71 billion. Public funds deposits as a percentage of total deposits was 29%, up from 28%. Growth in public funds was positively impacted by the addition of new public funds customers in the Lake City Bank footprint, including their operating accounts. Retail deposits expanded by $18.0 million, or 1%, to $1.79 billion. Retail deposits as a percentage of total deposits was 30% of total deposits, down from 32%.

On a linked quarter basis, total deposits increased $59.2 million, or 1%, from $5.90 billion at December 31, 2024, to $5.96 billion at March 31, 2025. Core deposits decreased by $24.6 million, or less than 1%, while brokered deposits increased by $83.8 million, or 202%. The linked quarter reduction in core deposits resulted primarily from a seasonal decrease in public funds deposits of $99.7 million, or 6%. Offsetting this increase was an increase in commercial deposits of $67.9 million, or 3%, and an increase in retail deposits of $7.3 million, or less than 1%.

"Annual core deposit growth of 7% continues to provide liquidity to fund loan growth. We continue to see opportunities to gain market share in our Indiana footprint," noted Lisa M. O'Neill, Executive Vice President and Chief Financial Officer. "Our diversified funding base is stable, and average checking account balances continue to maintain liquidity in excess of pre-pandemic levels."

Average total deposits were $5.87 billion for the first quarter of 2025, an increase of $244.3 million, or 4%, from $5.63 billion for the first quarter of 2024. Average interest-bearing deposits drove the increase in average total deposits and increased by $260.1 million, or 6%. Contributing to the overall growth of interest-bearing deposits was an increase to average interest-bearing checking accounts of $439.5 million, or 14%. Offsetting this increase was a reduction in average time deposits of $167.7 million, or 17%, and a decrease to average savings deposits of $11.8 million, or 4%. Average noninterest-bearing demand deposits decreased by $15.8 million, or 1%.

On a linked quarter basis, average total deposits decreased by $136.4 million, or 2%, from $6.01 billion for the fourth quarter of 2024 to $5.87 billion for the first quarter of 2025. Average interest bearing deposits drove the decrease to total average deposits, which decreased by $112.8 million, or 2%. Driving the decrease to average interest bearing deposits were decreases to total average time deposits of $102.7 million, or 11%, and interest bearing checking accounts of $19.0 million, or 1%. Average noninterest bearing demand deposits decreased by $23.6 million, or 2%.

Checking account trends as of March 31, 2025 compared to March 31, 2024, include growth of $222.5 million, or 17%, in aggregate public fund checking account balances, growth of $212.3 million, or 11%, in aggregate commercial checking account balances, and growth of $35.5 million, or 4%, in aggregate retail checking account balances. The number of accounts has also grown for all three segments, with growth of 7% for public funds accounts, 2% for commercial accounts and 1% for retail accounts during the prior twelve months.

Deposits not covered by FDIC deposit insurance as a percentage of total deposits were 57% as of March 31, 2025, compared to 62% at December 31, 2024, and 54% at March 31, 2024, reflecting changes in core deposits and growth in public fund deposits over those periods. Deposits not covered by FDIC deposit insurance or the Indiana Public Deposit Insurance Fund (which insures public funds deposits in Indiana), were 29% of total deposits at March 31, 2025, compared to 32% at December 31, 2024, and 27% at March 31, 2024. At March 31, 2025, 98% of deposit accounts had deposit balances less than $250,000.

Net Interest Margin

Net interest margin was 3.40% for the first quarter of 2025, representing a 25 basis point increase from 3.15% for the first quarter of 2024. This improvement was driven by a reduction in the company's funding costs, with interest expense as a percentage of average earning assets falling by 45 basis points from 2.82% for the first quarter of 2024 to 2.37% for the first quarter of 2025. Offsetting the decrease in funding costs was a decrease to earning asset yields of 20 basis points from 5.97% for the first quarter of 2024 to 5.77% for the first quarter of 2025.

Linked quarter net interest margin expanded by 15 basis points to 3.40% for the first quarter of 2025, compared to 3.25% for the fourth quarter of 2024. Interest expense as a percentage of average earning assets decreased 19 basis points from 2.56% to 2.37% on a linked quarter basis. Average earning asset yields decreased by 4 basis points from 5.81% to 5.77% on a linked quarter basis. The easing of monetary policy by the Federal Reserve Bank, which began in September of 2024, drove the reduction in funding costs that provided for the net interest margin expansion through deposit repricing. Notably, the deposit mix shift from noninterest bearing deposits to interest bearing deposits experienced by the company during the previous monetary tightening cycle has stabilized with noninterest bearing deposits representing 22% of total deposits at March 31, 2025, March 31, 2024 and December 31, 2024.

"We continue to see improvements in net interest margin due to the Federal Reserve Bank's rate easing cycle. Our deposit costs have declined more than loan yields resulting in year over year improvements in net interest margin of 25 basis points and linked quarter improvements of 15 basis points," stated O'Neill. "Net interest margin expansion combined with healthy loan growth has contributed to double digit growth in net interest income."

The loan beta for the current rate-easing cycle is 37% compared to the deposit beta of 55%. The cumulative loan beta, which measures the sensitivity of a bank's average loan yield to changes in short-term interest rates, was 56% for the recent rate-tightening cycle. The cumulative deposit beta, which measures the sensitivity of a bank's deposit cost to changes in short-term interest rates, was 54% for the recent rate-tightening cycle.

Net interest income was $52.9 million for the first quarter of 2025, representing an increase of $5.5 million, or 12%, as compared to the first quarter of 2024. Net interest income for the first quarter of 2025 benefited from a decrease in deposit interest expense of $4.7 million and a decrease in borrowings interest expense of $1.3 million. Offsetting these effects on net interest income was a decrease in loan interest of $910,000. On a linked quarter basis, net interest income increased $1.2 million, or 2%, from $51.7 million for the fourth quarter of 2024. On a linked quarter basis, the increase to net interest income was driven by a reduction in interest expense of $4.1 million and offset by a reduction in interest income of $2.9 million.
Asset Quality

The company recorded a provision for credit losses of $6.8 million in the first quarter of 2025, an increase of $5.3 million, as compared to $1.5 million in the first quarter of 2024. On a linked quarter basis, the provision expense increased by $3.1 million, from $3.7 million for the fourth quarter of 2024. Provision expense during the first quarter of 2025 was primarily attributable to an increase in the specific allocation for the previously disclosed $43.3 million nonperforming credit to an industrial company in Northern Indiana.

The allowance for credit loss reserve to total loans was 1.77% at March 31, 2025, up from 1.46% at March 31, 2024, and 1.68% at December 31, 2024. Net charge offs in the first quarter of 2025 were $327,000 compared to $312,000 in the first quarter of 2024 and $1.4 million during the linked fourth quarter of 2024. Annualized net charge offs to average loans were 0.03% for the first quarter of 2025, compared to 0.03% for the first quarter of 2024, and 0.11% for the linked fourth quarter of 2024.

Nonperforming assets increased $42.6 million, or 280%, to $57.9 million as of March 31, 2025, versus $15.2 million as of March 31, 2024. On a linked quarter basis, nonperforming assets increased $1.0 million, or 2%, compared to $56.9 million as of December 31, 2024. The ratio of nonperforming assets to total assets at March 31, 2025 increased to 0.84% from 0.23% at March 31, 2024, and decreased from 0.85% at December 31, 2024. The increase in nonperforming assets was primarily driven by the aforementioned credit.

Total individually analyzed and watch list loans increased by $32.3 million, or 18%, to $215.6 million as of March 31, 2025, versus $183.3 million as of March 31, 2024. On a linked quarter basis, total individually analyzed and watch list loans increased by $4.4 million, or 2%, from $211.1 million at December 31, 2024. The linked quarter increase in total individually analyzed and watch list loans was primarily driven by the addition of five commercial relationships to the watch list with aggregate balances of $11.5 million and offset by watch list removals of two relationships with aggregate balances of $8.0 million. Watch list loans as a percentage of total loans were 4.13% at March 31, 2025, an increase of 46 basis points compared to 3.67% at March 31, 2024, and unchanged from December 31, 2024.

"Asset quality remains stable with watch list loans as a percentage of total loans at 4.13%," commented Findlay. "It is premature to comment on the impact of the tariff activity on our borrowers' businesses and we are actively talking with our clients to understand the impact of this trade policy activity. As part of our internal credit administration and loan review process, we initiated a detailed plan to identify and analyze specific industries and clients that may be more sensitive to the effects of tariffs. As part of this process, our credit team is aggregating and segmenting direct and indirect exposure that our commercial and industrial borrowers have with international trading partners."

Investment Portfolio Overview

Total investment securities were $1.13 billion at March 31, 2025, reflecting a decrease of $12.0 million, or 1%, as compared to $1.14 billion at March 31, 2024. On a linked quarter basis, investment securities increased $9.9 million, or 1%, due primarily to security purchases of $22.2 million, offset by improvement in the fair market value of available-for-sale securities of $2.8 million, and cash flows from calls, paydowns and maturities of $14.7 million. Investment securities represented 17% of total assets on March 31, 2025, March 31, 2024 and December 31, 2024. The company anticipates receiving principal and interest cash flows of approximately $82.3 million during the remainder of 2025 from the investment securities portfolio and plans to use that liquidity to fund loan growth and reinvestment of investment securities cash flows. Tax equivalent adjusted effective duration for the investment portfolio was 5.9 years at March 31, 2025, compared to 6.6 years at March 31, 2024 and 6.0 years at December 31, 2024.

Noninterest Income

The company’s noninterest income decreased $1.7 million, or 13%, to $10.9 million for the first quarter of 2025, compared to $12.6 million for the first quarter of 2024. Adjusted core noninterest income, a non-GAAP financial measure that excludes the effect of the insurance recovery recorded during the first quarter of 2024, was $11.6 million for the first quarter of 2024, a decrease of $684,000, or 6%, compared to $10.9 million for the first quarter of 2025. Wealth advisory fees increased $412,000, or 17%, driven by growth in customers and assets under management. Deposit fees increased $83,000, or 3%, driven primarily by growth in our treasury management services. Other income decreased $1.3 million, or 61%. Other income during the first quarter of 2024 benefited from a $1.0 million insurance recovery related to the wire fraud loss from 2023 and death benefits received from the company's bank owned life insurance program. Bank owned life insurance income decreased $714,000, or 69%, primarily due to a reduction in the market performance of the company's variable bank owned life insurance policies, which are tied to the equity markets.

Noninterest income for the first quarter of 2025 decreased by $948,000, or 8%, on a linked quarter basis from $11.9 million during the fourth quarter of 2024. Wealth advisory fees increased by $168,000, or 6%. The linked quarter decrease in noninterest income was impacted by a decrease in bank owned life insurance income, which decreased $894,000, or 74%, due to market performance of the company's variable bank owned life insurance policies.

"The growth of our wealth advisory business continues to positively impact revenue growth with 17% improvement in fees on a year over year basis," added Findlay. "We continue to focus on our fee-based businesses that contribute to noninterest income and revenue growth."

Noninterest Expense

Noninterest expense increased $2.1 million, or 7%, to $32.8 million for the first quarter of 2025, compared to $30.7 million during the first quarter of 2024. Salaries and benefits expense increased by $1.1 million, or 6%, driven by performance-based incentive compensation expense of $1.3 million and salary expense of $524,000. These increases were offset by reduced deferred compensation expense of $687,000, which moves in tandem with the market performance of the company's variable bank owned life insurance. Other expense increased by $400,000, or 18%, from increased customer reimbursements for counterfeit checks and account takeover wire fraud losses. Data processing fees and supplies expense increased $426,000, or 11%, from continued investment in customer-facing and operational technology solutions.

On a linked quarter basis, noninterest expense increased by $2.1 million, or 7%, from $30.7 million during the fourth quarter of 2024. Salaries and employee benefits increased by $641,000, or 4%, due to merit-based increases for salaries, incentive pay, and annual health insurance benefits that are funded at the beginning of each year. Data processing fees and supplies expense increased $523,000, or 14%. Corporate and business development expense increased by $456,000, or 48%, which was primarily driven by an increase in advertising expense of $462,000 during the quarter from the company's seasonal promotional campaigns. Other expense increased $228,000, or 9%.

The company’s efficiency ratio was 51.4% for the first quarter of 2025, compared to 51.2% for the first quarter of 2024 and 48.2% for the linked fourth quarter of 2024.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under "LKFN." Lake City Bank, a $6.9 billion bank headquartered in Warsaw, Indiana, was founded in 1872 and serves Central and Northern Indiana communities with 54 branch offices and a robust digital banking platform. Lake City Bank's community banking model prioritizes building in-market long-term customer relationships while delivering technology-forward solutions for retail and commercial clients.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "continue," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of economic, business and market conditions and changes, particularly in our Indiana market area, including prevailing interest rates and the rate of inflation; governmental trade, monetary and fiscal policies; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand and the values and liquidity of loan collateral, securities and other interest sensitive assets and liabilities; and changes in borrowers’ credit risks and payment behaviors, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
FIRST QUARTER 2025 FINANCIAL HIGHLIGHTS

	Three Months Ended
(Unaudited – Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
END OF PERIOD BALANCES	2025	2024	2024
Assets	$6,851,178	$6,678,374	$6,566,861
Investments	1,132,854	1,122,994	1,144,816
Loans	5,223,221	5,117,948	4,997,559
Allowance for Credit Losses	92,433	85,960	73,180
Deposits	5,960,194	5,900,966	5,618,085
Brokered Deposits	125,409	41,560	185,767
Core Deposits (1)	5,834,785	5,859,406	5,432,318
Total Equity	694,509	683,911	647,009
Goodwill Net of Deferred Tax Assets	3,803	3,803	3,803
Tangible Common Equity (2)	690,706	680,108	643,206
Adjusted Tangible Common Equity (2)	854,585	846,040	809,395
AVERAGE BALANCES
Total Assets	$6,762,970	$6,795,596	$6,554,468
Earning Assets	6,430,804	6,470,920	6,216,929
Investments	1,136,404	1,134,011	1,158,503
Loans	5,185,918	5,086,614	4,971,020
Total Deposits	5,874,725	6,011,122	5,630,431
Interest Bearing Deposits	4,616,381	4,729,201	4,356,328
Interest Bearing Liabilities	4,716,465	4,729,206	4,532,137
Total Equity	696,053	693,744	645,007
INCOME STATEMENT DATA
Net Interest Income	$52,875	$51,694	$47,416
Net Interest Income-Fully Tax Equivalent	53,983	52,804	48,683
Provision for Credit Losses	6,800	3,691	1,520
Noninterest Income	10,928	11,876	12,612
Noninterest Expense	32,763	30,653	30,705
Net Income	20,085	24,190	23,401
Pretax Pre-Provision Earnings (2)	31,040	32,917	29,323
PER SHARE DATA
Basic Net Income Per Common Share	$0.78	$0.94	$0.91
Diluted Net Income Per Common Share	0.78	0.94	0.91
Cash Dividends Declared Per Common Share	0.50	0.48	0.48
Dividend Payout	64.10%	51.06%	52.75%
Book Value Per Common Share (equity per share issued)	$26.99	$26.62	$25.20
Tangible Book Value Per Common Share (2)	26.85	26.47	25.05
Market Value – High	$71.77	$78.61	$73.22
Market Value – Low	58.24	61.10	60.56
Basic Weighted Average Common Shares Outstanding	25,714,818	25,686,276	25,657,063
Diluted Weighted Average Common Shares Outstanding	25,802,865	25,792,460	25,747,643

	Three Months Ended
(Unaudited – Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
KEY RATIOS	2025	2024	2024
Return on Average Assets	1.20%	1.42%	1.44%
Return on Average Total Equity	11.70	13.87	14.59
Average Equity to Average Assets	10.29	10.21	9.84
Net Interest Margin	3.40	3.25	3.15
Efficiency (Noninterest Expense/Net Interest Income plus Noninterest Income)	51.35	48.22	51.15
Loans to Deposits	87.64	86.73	88.95
Investment Securities to Total Assets	16.54	16.82	17.43
Tier 1 Leverage (3)	12.30	12.15	12.01
Tier 1 Risk-Based Capital (3)	14.51	14.64	14.21
Common Equity Tier 1 (CET1) (3)	14.51	14.64	14.21
Total Capital (3)	15.77	15.90	15.46
Tangible Capital (2)	10.09	10.19	9.80
Adjusted Tangible Capital (2)	12.19	12.37	12.03
ASSET QUALITY
Loans Past Due 30 - 89 Days	$4,288	$4,273	$3,177
Loans Past Due 90 Days or More	7	28	7
Nonaccrual Loans	57,392	56,431	14,762
Nonperforming Loans	57,399	56,459	14,769
Other Real Estate Owned	284	284	384
Other Nonperforming Assets	193	143	78
Total Nonperforming Assets	57,876	56,886	15,231
Individually Analyzed Loans	81,346	78,647	15,181
Non-Individually Analyzed Watch List Loans	134,218	132,499	168,133
Total Individually Analyzed and Watch List Loans	215,564	211,146	183,314
Gross Charge Offs	508	1,657	504
Recoveries	181	299	192
Net Charge Offs/(Recoveries)	327	1,358	312
Net Charge Offs/(Recoveries) to Average Loans	0.03%	0.11%	0.03%
Credit Loss Reserve to Loans	1.77	1.68	1.46
Credit Loss Reserve to Nonperforming Loans	161.04	152.25	495.51
Nonperforming Loans to Loans	1.10	1.10	0.30
Nonperforming Assets to Assets	0.84	0.85	0.23
Total Individually Analyzed and Watch List Loans to Total Loans	4.13%	4.13%	3.67%
OTHER DATA
Full Time Equivalent Employees	647	643	628
Offices	54	54	53

(1)Core deposits equals deposits less brokered deposits.
(2)Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures".
(3)Capital ratios for March 31, 2025 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Cash and due from banks	$89,325	$71,733
Short-term investments	145,899	96,472
Total cash and cash equivalents	235,224	168,205

Securities available-for-sale, at fair value	1,000,875	991,426
Securities held-to-maturity, at amortized cost (fair value of $109,481 and $113,107, respectively)	131,979	131,568
Real estate mortgage loans held-for-sale	1,295	1,700

Loans, net of allowance for credit losses of $92,433 and $85,960	5,130,788	5,031,988

Land, premises and equipment, net	60,797	60,489
Bank owned life insurance	113,826	113,320
Federal Reserve and Federal Home Loan Bank stock	21,420	21,420
Accrued interest receivable	28,818	28,446
Goodwill	4,970	4,970
Other assets	121,186	124,842
Total assets	$6,851,178	$6,678,374

LIABILITIES
Noninterest bearing deposits	$1,296,907	$1,297,456
Interest bearing deposits	4,663,287	4,603,510
Total deposits	5,960,194	5,900,966

Borrowings - Federal Home Loan Bank advances	108,200	0
Accrued interest payable	14,699	15,117
Other liabilities	73,576	78,380
Total liabilities	6,156,669	5,994,463

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
26,016,494 shares issued and 25,556,904 outstanding as of March 31, 2025
25,978,831 shares issued and 25,509,592 outstanding as of December 31, 2024	130,243	129,664
Retained earnings	743,650	736,412
Accumulated other comprehensive income (loss)	(163,879)	(166,500)
Treasury stock, at cost (459,590 shares and 469,239 shares as of March 31, 2025 and December 31, 2024, respectively)	(15,594)	(15,754)
Total stockholders’ equity	694,420	683,822
Noncontrolling interest	89	89
Total equity	694,509	683,911
Total liabilities and equity	$6,851,178	$6,678,374

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended March 31,
	2025	2024
NET INTEREST INCOME
Interest and fees on loans
Taxable	$81,740	$82,042
Tax exempt	292	900
Interest and dividends on securities
Taxable	3,389	3,039
Tax exempt	3,910	3,947
Other interest income	1,124	1,106
Total interest income	90,455	91,034

Interest on deposits	36,458	41,164
Interest on short-term borrowings	1,122	2,454
Total interest expense	37,580	43,618

NET INTEREST INCOME	52,875	47,416

Provision for credit losses	6,800	1,520

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	46,075	45,896

NONINTEREST INCOME
Wealth advisory fees	2,867	2,455
Investment brokerage fees	452	522
Service charges on deposit accounts	2,774	2,691
Loan and service fees	2,884	2,852
Merchant and interchange fee income	822	863
Bank owned life insurance income	322	1,036
Mortgage banking income (loss)	(51)	52
Net securities gains (losses)	0	(46)
Other income	858	2,187
Total noninterest income	10,928	12,612

NONINTEREST EXPENSE
Salaries and employee benefits	17,902	16,833
Net occupancy expense	1,980	1,740
Equipment costs	1,382	1,412
Data processing fees and supplies	4,265	3,839
Corporate and business development	1,406	1,381
FDIC insurance and other regulatory fees	800	789
Professional fees	2,380	2,463
Other expense	2,648	2,248
Total noninterest expense	32,763	30,705

INCOME BEFORE INCOME TAX EXPENSE	24,240	27,803
Income tax expense	4,155	4,402
NET INCOME	$20,085	$23,401

BASIC WEIGHTED AVERAGE COMMON SHARES	25,714,818	25,657,063

BASIC EARNINGS PER COMMON SHARE	$0.78	$0.91

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,802,865	25,747,643

DILUTED EARNINGS PER COMMON SHARE	$0.78	$0.91

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	March 31, 2025		December 31, 2024		March 31, 2024
Commercial and industrial loans:
Working capital lines of credit loans	$716,522	13.7%	$649,609	12.7%	$646,459	12.9%
Non-working capital loans	807,048	15.5	801,256	15.6	830,817	16.6
Total commercial and industrial loans	1,523,570	29.2	1,450,865	28.3	1,477,276	29.5

Commercial real estate and multi-family residential loans:
Construction and land development loans	623,905	12.0	567,781	11.1	659,712	13.2
Owner occupied loans	804,933	15.4	807,090	15.8	833,410	16.7
Nonowner occupied loans	852,033	16.3	872,671	17.0	744,346	14.9
Multifamily loans	339,946	6.5	344,978	6.7	239,974	4.8
Total commercial real estate and multi-family residential loans	2,620,817	50.2	2,592,520	50.6	2,477,442	49.6

Agri-business and agricultural loans:
Loans secured by farmland	156,112	3.0	156,609	3.1	167,271	3.3
Loans for agricultural production	227,659	4.3	230,787	4.5	200,581	4.0
Total agri-business and agricultural loans	383,771	7.3	387,396	7.6	367,852	7.3

Other commercial loans	94,927	1.8	95,584	1.9	120,302	2.4
Total commercial loans	4,623,085	88.5	4,526,365	88.4	4,442,872	88.8

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	265,855	5.1	259,286	5.1	260,633	5.2
Open end and junior lien loans	217,981	4.2	214,125	4.2	188,927	3.8
Residential construction and land development loans	16,359	0.3	16,818	0.3	10,956	0.2
Total consumer 1-4 family mortgage loans	500,195	9.6	490,229	9.6	460,516	9.2

Other consumer loans	102,254	1.9	104,041	2.0	97,369	2.0
Total consumer loans	602,449	11.5	594,270	11.6	557,885	11.2
Subtotal	5,225,534	100.0%	5,120,635	100.0%	5,000,757	100.0%
Less: Allowance for credit losses	(92,433)		(85,960)		(73,180)
Net deferred loan fees	(2,313)		(2,687)		(3,198)
Loans, net	$5,130,788		$5,031,988		$4,924,379

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	March 31, 2025	December 31, 2024	March 31, 2024
Noninterest bearing demand deposits	$1,296,907	$1,297,456	$1,254,200
Savings and transaction accounts:
Savings deposits	293,768	276,179	296,671
Interest bearing demand deposits	3,554,310	3,471,455	3,041,025
Time deposits:
Deposits of $100,000 or more	602,577	642,776	805,832
Other time deposits	212,632	213,100	220,357
Total deposits	$5,960,194	$5,900,966	$5,618,085
FHLB advances and other borrowings	108,200	0	200,000
Total funding sources	$6,068,394	$5,900,966	$5,818,085

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended March 31, 2025			Three Months Ended December 31, 2024			Three Months Ended March 31, 2024
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$5,160,031	$81,740	6.42%	$5,060,397	$83,253	6.54%	$4,916,943	$82,042	6.71%
Tax exempt (1)	25,887	361	5.66	26,217	364	5.52	54,077	1,118	8.31
Investments: (1)
Securities	1,136,404	8,338	2.98	1,134,011	7,953	2.79	1,158,503	8,035	2.79
Short-term investments	2,964	28	3.83	2,765	29	4.17	2,710	33	4.90
Interest bearing deposits	105,518	1,096	4.21	247,530	2,881	4.63	84,696	1,073	5.10
Total earning assets	$6,430,804	$91,563	5.77%	$6,470,920	$94,480	5.81%	$6,216,929	$92,301	5.97%
Less: Allowance for credit losses	(87,477)			(84,687)			(72,433)
Nonearning Assets
Cash and due from banks	71,004			67,994			68,584
Premises and equipment	60,523			60,325			57,883
Other nonearning assets	288,116			281,044			283,505
Total assets	$6,762,970			$6,795,596			$6,554,468

Interest Bearing Liabilities
Savings deposits	$283,888	$42	0.06%	$274,960	$43	0.06%	$295,650	$49	0.07%
Interest bearing checking accounts	3,486,447	28,075	3.27	3,505,470	31,562	3.58	3,046,958	30,365	4.01
Time deposits:
In denominations under $100,000	212,934	1,832	3.49	214,429	1,921	3.56	224,139	1,918	3.44
In denominations over $100,000	633,112	6,509	4.17	734,342	8,150	4.42	789,581	8,832	4.50
Miscellaneous short-term borrowings	99,830	1,122	4.56	5	0	5.30	175,809	2,454	5.61
Long-term borrowings	254	0	0.00	0	0	0.00	0	0	0.00
Total interest bearing liabilities	$4,716,465	$37,580	3.23%	$4,729,206	$41,676	3.51%	$4,532,137	$43,618	3.87%
Noninterest Bearing Liabilities
Demand deposits	1,258,344			1,281,921			1,274,103
Other liabilities	92,108			90,725			103,221
Stockholders' Equity	696,053			693,744			645,007
Total liabilities and stockholders' equity	$6,762,970			$6,795,596			$6,554,468
Interest Margin Recap
Interest income/average earning assets		91,563	5.77%		94,480	5.81%		92,301	5.97%
Interest expense/average earning assets		37,580	2.37		41,676	2.56		43,618	2.82
Net interest income and margin		$53,983	3.40%		$52,804	3.25%		$48,683	3.15%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax-exempt securities acquired after January 1, 1983, included the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.11 million, $1.11 million and $1.27 million in the three-month periods ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively.
(2)Loan fees, which are immaterial in relation to total taxable loan interest income for the three-month periods ended March 31, 2025, December 31, 2024, and March 31, 2024, are included as taxable loan interest income.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

Tangible common equity, adjusted tangible common equity, tangible assets, adjusted tangible assets, tangible book value per common share, tangible common equity to tangible assets, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings are non-GAAP financial measures calculated based on GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio in accumulated other comprehensive income (loss) ("AOCI"). Tangible book value per common share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value meaningful to understanding of the company’s financial information and performance.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended
	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024
Total Equity	$694,509	$683,911	$647,009
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167
Tangible Common Equity	690,706	680,108	643,206
Market Value Adjustment in AOCI	163,879	165,932	166,189
Adjusted Tangible Common Equity	854,585	846,040	809,395

Assets	$6,851,178	$6,678,374	$6,566,861
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167
Tangible Assets	6,847,375	6,674,571	6,563,058
Market Value Adjustment in AOCI	163,879	165,932	166,189
Adjusted Tangible Assets	7,011,254	6,840,503	6,729,247

Ending Common Shares Issued	25,727,393	25,689,730	25,677,399

Tangible Book Value Per Common Share	$26.85	$26.47	$25.05

Tangible Common Equity/Tangible Assets	10.09%	10.19%	9.80%
Adjusted Tangible Common Equity/Adjusted Tangible Assets	12.19%	12.37%	12.03%

Net Interest Income	$52,875	$51,694	$47,416
Plus: Noninterest Income	10,928	11,876	12,612
Minus: Noninterest Expense	(32,763)	(30,653)	(30,705)

Pretax Pre-Provision Earnings	$31,040	$32,917	$29,323

Adjusted core noninterest income, adjusted earnings before income taxes, core operational profitability, core operational diluted earnings per common share and adjusted core efficiency ratio are non-GAAP financial measures calculated based on GAAP amounts. These adjusted amounts are calculated by excluding the impact of insurance recoveries related to the 2023 wire fraud loss for the periods presented below. Management considers these measures of financial performance to be meaningful to understanding the company’s core business performance for these periods.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended
	Mar. 31, 2025	Dec. 31, 2024	Mar. 31, 2024
Noninterest Income	$10,928	$11,876	$12,612
Less: Insurance Recovery	0	0	(1,000)
Adjusted Core Noninterest Income	$10,928	$11,876	$11,612

Earnings Before Income Taxes	$24,240	$29,226	$27,803
Adjusted Core Impact:
Noninterest Income	0	0	(1,000)
Total Adjusted Core Impact	0	0	(1,000)
Adjusted Earnings Before Income Taxes	24,240	29,226	26,803
Tax Effect	(4,155)	(5,036)	(4,153)
Core Operational Profitability (1)	$20,085	$24,190	$22,650

Diluted Earnings Per Common Share	$0.78	$0.94	$0.91
Impact of Adjusted Core Items	0.00	0.00	(0.03)
Core Operational Diluted Earnings Per Common Share	$0.78	$0.94	$0.88

Adjusted Core Efficiency Ratio	51.35%	48.22%	52.02%

(1)Core operational profitability was $751,000 lower than reported net income for the three months ended March 31, 2024.

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